Exhibit 10.4

Pepco Holdings, Inc.

2014 Management Employee

Severance Plan

Pepco Holdings, Inc.

2014 Management

Employee Severance Plan

Plan and Summary Plan Description

This document serves as the plan document and summary plan description for the Pepco Holdings, Inc. (“PHI”) 2014 Management Employee Severance Plan (the “Plan”) for management employees of PHI subsidiaries (together with PHI, its successors and its affiliates, the “Company”). The Plan is effective as of April 29, 2014 and shall remain in effect until the second anniversary of the closing of the transaction contemplated by the Agreement and Plan of Merger among PHI, Exelon Corporation and Purple Acquisition Corporation, a wholly-owned subsidiary of Exelon, dated April 29, 2014 (the “Merger Agreement”) or, if earlier, the date the Merger Agreement terminates, unless extended by PHI (the “Plan Term”).

You should read this document carefully. If you have any questions after reading this document, or would like to further discuss the details of the Plan, you should contact the Benefits Department or your HR Business Partner.

The Plan is administered by the PHI Vice President, People Strategy & Human Resources (PS&HR) who makes all appropriate decisions as to eligibility, participation, and benefits under the Plan and has discretion to interpret the Plan.

Coverage

You are covered by the Plan if you are employed by the Company in a full-time or part-time management position immediately before a “Change in Control” (as defined below), or if earlier, when you terminate employment, except that you are not covered by the Plan if you are:

•      a temporary employee,

•      an intern or summer employee,

•      receiving benefits under any Company sponsored long-term disability plan, or

•      not classified by the Company as an employee (even if you are an employee under common law)

In addition, if you are eligible for any other severance payment by the Company pursuant to an agreement or plan in effect immediately prior to a Change in Control or, if earlier, when you terminate employment (“Other Plan Eligible Employee”), you are eligible to receive only the following benefits under this Plan (a) the severance cash benefit, reduced by the amount of cash severance paid under your other severance arrangement(s), as described below, (b) the opportunity to begin a leave of absence as described below and (c) the “Special Good Reason Severance Benefit” described below.

Eligibility	If you are covered by the Plan, you will be eligible to receive the severance benefits under the Plan if–

	1.	during the Term of the Plan, your employment with the Company is terminated by the Company without “Cause” or, after a Change in Control and during the Term of the Plan, you terminate your employment for “Good Reason” (as “Cause” and “Good Reason” are defined below);

	2.	you continue to perform your duties in a manner satisfactory to the Company until the date of your employment termination (as designated by the Company in the case of a termination by the Company without Cause);

	3.	you execute and submit a document (“Release”) in a form provided to you by the Company waiving and releasing the Company from any claims related to your employment with the Company or its termination; and

	4.	you do not revoke your Release at any time prior to seven (7) days after its execution.

You will be given up to forty-five (45) days from receipt of the Release to consider the Release (as determined by the Company). If you do not execute the Release or if you rescind the Release, you will not be entitled to any benefits under the Plan and you will have no rights to be rehired or recalled to work by the Company.

Severance Cash Benefit

If you are eligible to receive benefits under this Plan and you are not an Other Plan Eligible Employee, you will receive a severance cash benefit as described in this section. Your severance cash benefit is a lump sum cash payment in an amount determined by multiplying your weekly base pay by your number of full years of “Vesting Service” under the PHI Retirement Plan (excluding any years paid under a prior company severance plan) and multiplying the product by two. (Your years of “Vesting Service” are generally the number of full calendar years you have been employed by the Company.) The minimum severance payment is eight (8) weeks of weekly base pay.

Weekly base pay is your annual salary rate in effect at the time of your termination from employment (or, if higher, the rate in effect immediately prior to the Change in Control) divided by fifty-two (52). Weekly base pay is computed before any deductions and excludes overtime, bonuses, and other extra compensation.

If you are a part-time employee, your weekly base pay will be determined by multiplying your hourly rate of pay by forty (40) hours. This product will then be multiplied by a fraction, the numerator of which is the number of hours you normally work per week and the denominator of which is 40. For this purpose, your hourly rate of pay is the greater of your hourly rate of pay in effect at the time of your termination of employment or your hourly rate of pay in effect immediately prior to the Change in Control.

Further, you will receive an additional cash severance payment equal to the sum of:

	i.	an amount equivalent to your target-level bonus under the Annual Incentive Plan, pro-rated through the last day of work; and

	ii.	an amount that depends on your years of service as follows: for employees with five (5) or more years of vesting service under PHI’s Retirement Plan, an additional payment will be made of $10,000, less applicable taxes; and, for employees with less than five (5) years of vesting service, an additional payment of $5,000, less applicable taxes will be made.

Your cash severance benefits under this Plan will be paid to you as a lump sum within thirty (30) calendar days of receipt by the Company of your executed and unrevoked Agreement, or as soon as practicable thereafter (but no later than the short-term deferral deadline under section 409A of the Internal Revenue Code (“Section 409A”)).

The cash benefit payment is not taken into account in computing benefits under any of the PHI benefit plans and policies.

Severance Cash Benefit for Other Plan Eligible Employees	If you are an Other Plan Eligible Employee, and you are eligible to receive benefits under this Plan, you will receive a Severance Cash Benefit in the amount described above, subject to the same terms and conditions as a non-Other Plan Eligible Employee, except as follows: The amount of your Severance Cash Benefit shall be reduced (but not below zero) by the sum of (a) the lump sum cash severance payment you receive under another severance arrangement with the Company (or the sum of such payments if you receive more than one such payment under one or more other severance arrangements with the Company), that is in effect when this Plan first applies to you (the “Other Plan Benefit”), and (b) the amount of the payment, if any, you receive with respect to the bonus under the Annual Incentive Plan for the year of your separation from service (determined without regard to any leave of absence you take under this Plan). For purposes of the preceding sentence, your Other Plan Benefit includes the Special Good Reason Severance Benefit described below.

Special Good Reason Severance Benefit for Other Plan Eligible Employees	If you are an Other Plan Eligible Employee and, after a Change in Control and during the Term of the Plan, you terminate your employment for Good Reason, you will be eligible for the Special Good Reason Severance Benefit described in this paragraph if you are not otherwise entitled to a severance benefit from the Company pursuant to a plan or agreement in effect immediately prior to the Change in Control (“Other Severance Arrangement”). The Special Good Reason Severance Benefit shall be the severance benefits that you would have received under Other Severance Arrangements had your employment, instead, been terminated by the Company other than for cause. The Special Good Reason Severance Benefit shall be paid in the amount, and at the time(s), specified in the Other Severance Arrangements.

Change in Control	For purposes of the Plan, a “Change in Control” occurs if, during the Plan Term–

	i.	any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of PHI (not including in the securities beneficially owned by such person any securities acquired directly from the PHI or its subsidiaries) representing 35% or more of the combined voting power of PHI’s then outstanding securities;

	ii.	during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the board of directors of PHI (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such 12-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 12-month period) or by prior operation of this clause (ii);

	iii.	the consummation of a merger or consolidation of PHI with any other corporation other than (A) a merger or consolidation which would result in the voting securities of PHI outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of PHI or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of PHI (or similar transaction) in which no person is or becomes the beneficial owner, as defined in clause (i), directly or indirectly, of securities of PHI (not including in the securities beneficially owned by such person any securities acquired directly from PHI or its subsidiaries) representing 50% or more of either the then outstanding shares of stock of PHI or the combined voting power of the PHI’s then outstanding securities; or

	iv.	the stockholders of PHI approve a plan of complete liquidation or dissolution of PHI, or there is consummated an agreement for the sale or disposition by PHI of all or substantially all of PHI’s assets, other than a sale or disposition by PHI of all or substantially all of the PHI’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the PHI immediately prior to such sale;

provided that with respect to any payment under the Plan that is subject to section 409A of the Internal Revenue Code (the “Code”) and is triggered by a “Change in Control,” a “Change in Control” shall not occur unless it is also an event described under Section 409A(a)(2)(A)(v) of the Code.

Cause	For purposes of the Plan, “Cause” means:

	i.	intentional fraud or material misappropriation with respect to the business or assets of the Company;

	ii.	your persistent refusal or willful failure to perform substantially your duties and responsibilities to the Company, which continues after you receive notice of such refusal and are afforded a period of not less than 45 days to remedy the refusal or failure to the satisfaction of the board of directors of the Company; or

	iii.	conduct that constitutes disloyalty to the Company or that materially damages the property, business or reputation of the Company.

Good Reason	For purposes of the Plan, “Good Reason” means, without your express written consent, the occurrence of the following circumstances, provided that (a) you provide written notification of such circumstances to the Company no later than ninety (90) days from the original occurrence of such circumstances, (b) the Company fails to fully correct such circumstances within thirty (30) days of receipt of such notification, and (c) you terminate your employment with the Company within two (2) years after the original occurrence of such circumstances:

	i.	the assignment to you of any duties inconsistent in any materially adverse respect with your position, authority, duties or responsibilities (except for a reduction in duties and responsibilities based upon performance) from those in effect immediately prior to the Change in Control;

	ii.	a material reduction in your base compensation (except for a reduction based on performance), as in effect immediately before the Change in Control; or

	iii.	the Company’s requiring you to be based in any office or location more than 50 miles from that location at which you performed your services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of your responsibilities.

Leave of Absence Option

If you are eligible for severance benefits (including if you are an Other Plan Eligible Employee), you may elect at the time your active employment terminates as described above to either terminate your employment immediately (including as a retirement) or you may elect to begin one of the two leave of absence options described below.

Personal Leave of Absence

You may elect a Personal Leave of Absence (“Personal LOA”) for a period of time equal to the number of weeks for which you are entitled to receive severance pay (LOA period). For example, if you are entitled to 40 weeks of severance pay, you may elect a Personal LOA for up to 40 weeks after the date on which the Company determines that your active employment ends. If you elect this method of separation, your termination of employment date will be delayed until the earlier of the expiration of your LOA period or the date on which you voluntarily terminate your Personal Leave of Absence. However, if you are at least age 52 at time of separation, you may remain on LOA for up to three (3) years or the date in which you vest in the PHI Retirement Plan, whichever occurs earlier. During your LOA period, you will be eligible for certain benefits as described below under Partial Payment for Continued Group Medical, Dental and Vision Plan Coverage

Special Leave of Absence

If you are a participant under the PHI Retirement Plan who is 52 years of age or older at the time you are to separate from service, you may elect a Special Leave of Absence up to a maximum of three (3) years in order to reach minimum early retirement age under the PHI Retirement Plan and/or to meet the minimum qualifications for retiree medical and life benefits. During the Special Leave of Absence period, you will receive company paid basic life insurance and subsidized health plan benefits as described below under Partial Payment for Continued Group Medical, Dental and Vision Plan Coverage.

On the first of the month following your 55th birthday or the first of the month following the month you first become eligible for both the PHI Retirement Plan benefit and retiree medical and life benefits provided under the PHI Welfare Plan for Retirees then in effect for management employees, your Special LOA period will end and your employment will be terminated.

Note if you participate in a retirement plan that is not tax-qualified (an executive plan): If you elect a Personal LOA or a Special LOA, your employment will be considered to have terminated at the beginning of the leave for purposes of any benefit to which you are entitled that constitutes non-qualified deferred compensation under section 409A of the Code. Your leave of absence will not change the time or form of payment of such benefits. Accordingly, if such benefit is scheduled to be paid on account of your separation from service, it will be paid at the beginning of your leave (subject to any delay required by section 409A of the Code). If you qualify for such benefit on account of your leave of absence or the amount of the benefit is enhanced because of your leave, the amount of the benefit (or, if applicable, the amount by which the benefit is increased due to the leave) will be reduced actuarially to account for the fact that the benefit begins to be paid prior to the end of the leave of absence. For this purpose, actuarial equivalence will be determined using the assumptions specified in the applicable plan (or, if none, using the assumptions in 417(e) of the Code).

Other provisions regarding the Leave of Absence Options

During the LOA period, you are not authorized to act on behalf of the Company unless requested to do so by the Company.

If you elect a Leave of Absence, you will continue to accrue service under the PHI Retirement Plan for the LOA period. If you die during your LOA period, your surviving spouse (if any) will be eligible for a surviving spouse annuity under the terms of the PHI Retirement Plan or other applicable plan based on service accrued through the date of death.

Except for continued medical, dental and vision coverage and continued life insurance as described below, with respect to all other benefits, including coverage and benefits under PHI’s Long Term Disability Plan, you will be treated as a terminated employee during your LOA period.

You may not participate in PHI’s Educational Assistance Program during your LOA period. However, you may complete any courses in progress on the date your LOA period begins.

Taxation

Lump Sum Payments - Generally, federal income tax equal to 25% of the lump-sum payment will be withheld from your payment. Social Security/Medicare Tax (maximum is typically 7.65%) and the applicable state/local income tax will also be withheld. Any other legally required withholdings and any amount you owe PHI or one of its subsidiaries will also be deducted from your lump-sum payment.

If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Plan that is subject to Section 409A and would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service (to the extent required by Section 409A(a)(2)(B)(i)).

If You Are Rehired by PHI	If you are rehired by the Company after receiving a cash payment, as a condition of reemployment, you must repay the excess, if any, of the amount of the cash payment over an amount equal to your weekly base pay (that was used to compute the cash payment) for the period between your termination or LOA date and rehire date. The Company has no obligation to rehire or recall you once your employment has been terminated.

Vacation Pay/Sick Leave	You will be paid for your unused vacation in accordance with the applicable PHI policy. In addition, if you were formally a union represented employee or a Pepco Non-Bargaining Unit employee and you have a sick leave carryover bank balance, you will be paid for that balance in accordance with the applicable PHI policy.

Partial Payment for Continued Group Medical, Dental and Vision Plan Coverage	Your active employee coverage under the PHI medical, dental and/or vision plans will end on the last day of the month in which your active employment ends unless you are eligible for and elect a Special Leave of Absence. Continuation of coverage will be offered to you under the terms described below:

Termination or Personal Leave of Absence

If on the date your active employment ends, you are not eligible to retire under PHI’s Retirement Plan, COBRA coverage may be available to you. If you elect COBRA coverage and you have five (5) or more years of service, a portion of the premiums will be paid for six (6) months. If you have less than five (5) years of service, a portion of the premiums will be paid for three (3) months.

A portion of your COBRA premiums will be paid during this period of time so that your cost of coverage is the same as your cost would be if you were an active employee participating in the medical, dental and vision plans offered to employees of PHI within the same job classification as you had on the day your active employment ended.

A portion of the premiums will be paid only if you pay your share of the premiums when they are due. If you fail to pay your portion of the premiums in a timely manner, your coverage will terminate without opportunity for reinstatement.

When your period of partially paid coverage ends, you will be offered any remaining standard COBRA coverage in accordance with standard COBRA continuation coverage procedures under PHI’s health plans, generally eighteen (18) months.

Special Leave of Absence

If you are eligible for and elect the Special Leave of Absence you will receive Company paid basic life insurance benefits at no cost. Also, you will be eligible for medical, dental and vision coverage during your Special Leave of Absence. Your cost of coverage for medical, dental and vision coverage will be the same as your cost would be if you were an active employee participating in the medical, dental and vision plans offered to employees of PHI within the same job classification as you on the day your active employment ends.

Retirement

If on the date your active employment ends, you retire under the PHI Retirement Plan, you may begin participation under the Retiree Medical Plan Program, if eligible. Your medical coverage will be provided under that program and COBRA dental and vision coverage may be available to you. If you do not waive this COBRA coverage, PHI will pay a portion of the premium for six (6) months.

A portion of your COBRA premiums will be paid during this period of time so that your cost of coverage is the same as your cost would be if you were an active employee participating in the medical, dental and vision plans offered to employees of PHI within the same job classification as you had on the day your active employment ended.

A portion of the premiums will be paid only if you pay your share of the premiums when they are due. If you fail to pay your portion of the premiums in a timely manner, your coverage will terminate without opportunity for reinstatement.

COBRA is a provision of federal law that allows employees who terminate employment to continue health benefit coverages. Employees and their dependents, if applicable, may be eligible for continued health-related benefits for a limited time (generally up to eighteen (18) months after active employment terminates). Except as provided above, with respect to participation in the Plan, the cost of continued coverage must be paid by those who elect it. You will be notified of your COBRA rights within fourteen (14) calendar days following the expiration of active employee coverage.

Life Insurance-Termination-Conversion/Portability

When you terminate, you are not eligible to elect to continue your active basic life insurance coverage (coverage paid by the company). Your company paid coverage ends on the last day of your active employment, unless you are eligible for Retiree Life Insurance or you are eligible for and elect a Special Leave of Absence. You will be provided a notice of your conversion/portability rights upon termination of employment, commencement of your Personal LOA, or retirement. There is a limited period of time in which to exercise these rights so please read the materials provided to you carefully.

Special Leave of Absence

If you elect the Special Leave of Absence you will be eligible to continue your active basic life insurance during your Special Leave of Absence. The Company will pay your full cost of basic coverage.

Repayment of Educational Assistance Benefits	If you are participating or you have participated in PHI’s Educational Assistance Program, you will not be required to repay any amounts paid by PHI for any courses taken under the Program or any courses which are in progress on the date your active employment ends.

Other Plans and Policies	For purposes of all other benefit plans and policies, you will be considered to have terminated employment on the earlier of the date your employment ends or the date you begin a Personal or Special Leave of Absence.

Workers Adjustment and Retraining Notification Act	In the event the Company has any liability for back pay or benefits related to notice of termination under the Workers Adjustment and Retraining Notification Act (WARN), the benefits paid under this Plan will reduce any such liability.

Claims	You must file a written claim for Plan benefits no later than ninety (90) days after your employment termination.

Denied Claims

Your claim for benefits under the Plan will be processed or denied within 90 days of receipt (under special circumstances, this period may be extended by an additional 90 days).

If your claim for benefits is denied in whole or in part, you will receive a written explanation which will include:

•      the specific reason(s) for the denial;

•      reference to the specific Plan provisions on which the denial is based;

•      a description of the Plan’s review procedures and the time limits applicable to those review procedures, including a statement of your right to bring a civil action under Section 502 (a) of the Employee Retirement Income Security Act following an adverse benefit determination upon appeal;

•      a description of any additional material or information required for you to complete your claim, as well as an explanation of why such material or information is necessary.

Appeal of Denied Claims

You have the right to seek an appeal of your denied claim. If your claim has been denied, you or your authorized representative may file a written appeal with the Manager, Benefits within 60 calendar days after you receive the claim denial. Your written appeal must state the reasons for the appeal and include evidence to support your position. You or your authorized representative may request an opportunity to review pertinent Plan documents free of charge to assist you with the preparation of your appeal. You will receive a written response from the Manager, Benefits within 60 calendar days after receipt of your written appeal, unless special circumstances require an extension of time, in which case the decision will be made and communicated to you as soon as possible, but not more than 120 days after receipt of your appeal.

If the decision is adverse to you, the decision is final and is not subject to further appeal. The response will specify the reasons for the decision and will refer to applicable Plan provisions. The response will include a statement explaining that you have a right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits, and a statement of your right to bring a civil action under Section 502 (a) of the Employee Retirement Income Security Act.

Plan Amendment	The Company may at any time amend to terminate this Plan, provided that, after a Change in Control, the Plan may not be amended in any manner that is adverse to a Plan participant without the participant’s consent.
Administrative Information

Name of Plan	Pepco Holdings, Inc. 2014 Management Employee Severance Plan

Participants	The Plan provides benefits for regular full-time or part-time management employees.

Effective Date	April 29, 2014

Name and Address of Employer	Pepco Holdings, Inc. 701 Ninth Street, N.W. Washington, D.C. 20068

Employer Identification Number	52-2297449
Plan Number	525

Plan Administrator and Agents for Service of Legal Process	The PHI Vice President, People Strategy and Human Resources administers the Plan. For disputes arising under the Plan, the resident agent for service of legal process is:

General Counsel Pepco Holdings, Inc. 701 Ninth Street, N.W. Washington, D.C. 20068 Legal process may also be served upon the Plan Administrator.

Type of Administration	Benefits under this Plan are paid from the general assets of the Company.

Type of Plan	Welfare – Severance Plan

Plan Records and Plan year	The Plan’s fiscal records are kept on a plan year basis. The Plan year is the twelve-month period beginning on January 1, and ending on December 31.

Your Rights Under ERISA

As a participant in the Pepco Holdings, Inc. 2014 Management Employee Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

•      Examine, without charge, at the Plan Administrator’s office all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

•      Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies.

•      Receive a copy of the Plan’s annual financial report. The Plan Administrator is required by law to provide each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon people who are responsible for the operation of the employee benefit Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for welfare benefits is denied in whole or in part you must receive a written explanation of the reason for the denial.

You have the right to have the Plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights.

For instance, if you request materials from the Plan and do not receive them within 30 days you may file suit in federal court. In such case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.